FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$500,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2031

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	September 4, 2025

Settlement Date:	September 11, 2025 (T+5 days)

Maturity:	September 11, 2031

Par Amount:	$500,000,000

Base Rate:	SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”))

Re-offer Spread:	+117.1 bps

Coupon and Interest Payment Dates:	An annual floating rate equal to SOFR (as defined in the Prospectus and compounding daily over each interest period as described in the Prospectus) plus 1.171%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on December 15, 2025. An “interest period end date” means the 11th of each March, June, September and December, beginning on December 11, 2025 and ending at Maturity or any earlier redemption date. Modified following business day convention applicable to each interest period end date. Business days New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$498,375,000 (before expenses)

Day Count:	Actual / 360

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole, but not in part, on September 11, 2030 at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

We may redeem the notes, at our option, in whole, but not in part, on or after August 11, 2031 at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

In each case, SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

CITIGROUP INC.

$500,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2031

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 QG9

ISIN:	US172967QG93
Sole Book Manager:	Citigroup Global Markets Inc.
Senior Co-Managers:

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

CaixaBank, S.A.

Capital One Securities, Inc.

CastleOak Securities, L.P.

China Construction Bank (Asia) Corporation Limited

Deutsche Bank Securities Inc.

Intesa Sanpaolo IMI Securities Corp.

MUFG Securities Americas Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Swedbank AB (publ)

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

CITIGROUP INC.

$500,000,000

6-YEAR NON-CALL 5-YEAR GLOBAL FLOATING RATE SENIOR NOTES DUE 2031

Junior Co-Managers:

American Veterans Group, PBC

AmeriVet Securities, Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Credit Agricole Securities (USA) Inc.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

R. Seelaus & Co., LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Santander US Capital Markets LLC

SG Americas Securities, LLC

Telsey Advisory Group LLC

Tigress Financial Partners LLC

Westpac Capital Markets LLC

*Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.